As filed with the U.S. Securities and Exchange Commission on September 9, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Starboard Value Acquisition Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	84-3743013 (I.R.S. Employer Identification Number)
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Martin D. McNulty, Jr.
c/o Starboard Value Acquisition Corp.
777 Third Avenue, 18th Floor
New York, New York 10017
(212) 845-7977
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
Alice Hsu Jason Daniel Akin Gump Strauss Hauer & Feld LLP One Bryant Park New York, New York 10036 (212) 872-1000	Gary J. Simon Anson B. Frelinghuysen Hughes Hubbard & Reed LLP One Battery Park Plaza New York, New York 10004 (212) 837-6208	Christian Nagler Peter Seligson Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒   333-248094
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of each class of security being registered	Amount being registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-sixth of one redeemable warrant(2)	6,900,000 Units	$10.00	$69,000,000	$8,957
Shares of Class A common stock included as part of the units(3)	6,900,000 Shares	—	—	—(6)
Redeemable warrants included as part of the units(3)	1,150,000 Warrants	—	—	—(6)
Redeemable warrants to be distributed to the holders of record of Class A common stock issued in this offering that are outstanding immediately after any redemptions of Class A common stock in connection with the initial business combination(3)(4)	1,150,000 Warrants	—	—	—(6)
Contingent rights(5)	6,900,000 Rights	—	—	—(6)
Total			$69,000,000	$8,957(7)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Represents only the additional number of securities being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-248094).

(3)
Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)
Includes 150,000 redeemable warrants. If the underwriters’ option is exercised in full, up to 150,000 redeemable warrants will be distributed to the holders of the remaining shares of Class A common stock that were issued in this offering that remain outstanding immediately after we redeem the shares of Class A common stock that the holders thereof have elected to redeem in connection with the initial business combination. Such distribution will occur immediately following the time of such redemptions, and immediately prior to the closing of the initial business combination.

(5)
The contingent rights refer to the right attached to each share of Class A common stock issued in this offering to receive a distribution of up to 1,150,000 redeemable warrants (if the underwriters’ option is exercised in full), contingent upon such share of Class A common stock not being redeemed in connection with our initial business combination, and with the number of redeemable warrants to be distributed in respect of each unredeemed share of Class A common stock being contingent upon the aggregate number of shares of Class A common stock that are redeemed. Such rights will remain attached to our Class A common stock and are not separately transferable, assignable or salable, and will not be evidenced by any form of certificate or instrument.

(6)
No fee pursuant to Rule 457(g) under the Securities Act.

(7)
The Registrant previously registered securities having a proposed maximum aggregate offering price of  $345,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-248094), which was declared effective by the Securities and Exchange Commission on September 9, 2020. In accordance with Rule 462(b) under the Securities Act, an additional number of securities having a proposed maximum offering price of  $69,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.

The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Registration Statement on Form S-1 is being filed by Starboard Value Acquisition Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-248094) (the “Prior Registration Statement”), initially filed by the Registrant on August 18, 2020 and declared effective by the Securities and Exchange Commission on September 9, 2020. This Registration Statement covers the registration of an additional 6,900,000 of the Registrant’s units, each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, one-sixth of one redeemable warrant (the “detachable redeemable warrants”) and a contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances and subject to adjustment as further described in the Prior Registration Statement, each whole warrant entitling the holder thereof to purchase one share of the Registrant’s Class A common stock. The required opinion of counsel and related consent and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

PART II
Information not required in prospectus
Item 16. Exhibits and Financial Statement Schedules.
(a)
Exhibits.   All exhibits filed with or incorporated by reference in the Registration Statement on Form S-1 (SEC File No. 333-248094) are incorporated by reference into, and shall be deemed a part of, this Registration Statement, and the following additional exhibits are filed herewith, as part of this Registration Statement:

Exhibit	Description
5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP
23.1	Consent of WithumSmith+Brown, PC
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)
24	Power of Attorney (included in signature page to Registrant’s Prior Registration Statement, File No. 333-248094, filed on August 18, 2020)

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Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th of September, 2020.
Starboard Value Acquisition Corp.
By:
/s/ Martin D. McNulty, Jr.

Name: Martin D. McNulty, Jr.
Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Martin D. McNulty, Jr. Martin D. McNulty, Jr.	Chief Executive Officer and Director (Principal Executive Officer)	September 9, 2020
* Kenneth R. Marlin	Chief Financial Officer (Principal Financial and Accounting Officer)	September 9, 2020
* Jeffrey C. Smith	Chair of the Board	September 9, 2020
* Pauline J. Brown	Director	September 9, 2020
* Michelle Felman	Director	September 9, 2020
* Robert L. Greene	Director	September 9, 2020
* Lowell W. Robinson	Director	September 9, 2020
* By:	/s/ Martin D. McNulty, Jr. Martin D. McNulty, Jr. Attorney-in-fact

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